Exhibit 99.1

Stewart Reports Fourth Quarter 2020 Results

- Operating revenues of $728.3 million, an increase of $215.6 million, or 42 percent, compared to the prior year quarter

- Net income of $59.7 million ($56.4 million on an adjusted basis) compared to break-even results ($20.6 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $2.22 ($2.09 on an adjusted basis) compared to prior year quarter diluted EPS of $0.00 ($0.87 on an adjusted basis)

- Full year 2020 net income of $154.9 million ($158.3 million on an adjusted basis) compared to $78.6 million ($65.4 million on an adjusted basis) in the prior year

- Full year 2020 diluted EPS of $6.22 ($6.35 on an adjusted basis) compared to 2019 diluted EPS of $3.31 ($2.75 on an adjusted basis)

HOUSTON, Feb.10, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the fourth quarter 2020 of $59.7 million ($2.22 per diluted share), compared to break-even results for the fourth quarter 2019. On an adjusted basis, Stewart's fourth quarter 2020 net income of $56.4 million ($2.09 per diluted share) increased 174 percent from $20.6 million ($0.87 per diluted share) in the fourth quarter 2019. Fourth quarter 2020 pretax income before noncontrolling interests was $83.9 million compared to pretax income before noncontrolling interests of $3.8 million for the fourth quarter 2019.

Fourth quarter 2020 results included $4.4 million of pretax net realized and unrealized gains, composed of $3.9 million of net unrealized gains on fair value changes of equity securities investments and $0.5 million of net realized gains on sale of securities investments recorded in the title segment.

Fourth quarter 2019 results included the following pretax items:

  $8.0 million of net realized and unrealized losses, which included $11.7 million of impairment expenses relating to long-lived assets, partially offset by $2.2 million of realized gains on sale of securities investments and $1.1 million of net unrealized gains on fair value changes of equity securities investments,
  $6.5 million of severance expenses related to our corporate reorganization included in employee costs ($4.3 million in the ancillary services and corporate segment and $2.2 million in the title segment),
  $5.9 million of office closure costs primarily related to lease terminations included in other operating expenses ($4.7 million in the title segment and $1.2 million in the ancillary services and corporate segment),
  $2.2 million of executive insurance policy settlement expense recorded as part of other operating expenses within the ancillary services and corporate segment,
  $1.7 million of commercial services' escrow loss recorded as part of title loss expense in the title segment, and
  $2.1 million of other non-operating charges ($1.3 million in the ancillary services and corporate segment and $0.8 million in the title segment).

"Our fourth quarter 2020 results were driven by revenue growth across all lines of business and by actively managing our cost structure. Even with real estate trends remaining strong through the fourth quarter, I was especially encouraged to see solid performance across all major channels, including purchase, refinancing, commercial, international and ancillary services," commented Fred Eppinger, chief executive officer. "We continued to execute on our plan to leverage top line performance to drive enhanced company profitability, as we not only took advantage of elevated transaction activity in the quarter, but also made acquisitions that strengthened our real estate technology, valuations and core title offerings. Lastly, I remain thankful for the tremendous dedication and hard work of our associates in these challenging times, their efforts have been nothing short of extraordinary and, hopefully, 2021 will bring all of us a greater level of safety and security."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Total revenues	736.7	509.9	2,288.4	1,940.0
Pretax income before noncontrolling interests	83.9	3.8	218.5	117.0
Income tax expense	(19.5)	(0.7)	(48.8)	(26.7)
Net income attributable to noncontrolling interests	(4.7)	(3.1)	(14.8)	(11.7)
Net income attributable to Stewart	59.7	0.0	154.9	78.6
Non-GAAP adjustments, after taxes*	(3.3)	20.6	3.4	(13.2)
Adjusted net income attributable to Stewart*	56.4	20.6	158.3	65.4
Net income per diluted Stewart share	2.22	0.00	6.22	3.31
Adjusted net income per diluted Stewart share*	2.09	0.87	6.35	2.75

* See Appendix A for an explanation and reconciliation of all non-GAAP adjustments.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended December 31,
	2020	2019	% Change

Operating revenues	690.2	506.0	36%
Investment income	4.1	5.2	(21)%
Net realized and unrealized gains (losses)	4.4	(3.4)	230%
Pretax income	94.9	20.3	367%
Pretax margin	13.6%	4.0%

Title segment pretax income increased $74.6 million, while pretax margin improved 960 basis points to 13.6 percent in the fourth quarter 2020 compared to the prior year quarter. Title operating revenues increased $184.3 million, or 36 percent, resulting from increases in direct title revenues of $106.0 million, or 45 percent, and gross independent agency revenues of $78.3 million, or 29 percent. In line with the increased title revenues, the segment's fourth quarter 2020 overall operating expenses increased $116.3 million, or 24 percent, with agency retention expenses and combined title employee costs and other operating expenses increasing 28 percent and 16 percent, respectively, from the prior year quarter. Average independent agency remittance rate improved to 18.2 percent in the fourth quarter 2020, compared to 17.7 percent in the prior year quarter, while combined title employee costs and other operating expenses, as a percentage of title revenues, improved to 38.8 percent in the fourth quarter 2020 compared to 45.7 percent in the prior year quarter.

Title loss expense increased $17.7 million, or 61 percent, in the fourth quarter 2020 compared to the prior year quarter, primarily due to increased title revenues and higher loss provisioning rates due to the macroeconomic environment. As a percentage of title revenues, the title loss expense in the fourth quarter 2020 was 6.8 percent compared to 5.7 percent from the prior year quarter; on a full year basis, the title loss ratio was 5.3 percent in 2020 compared to 4.6 percent in 2019. Given the current economic environment, we anticipate that our 2021 loss ratio will be comparable to the full year 2020 loss ratio.

The segment's investment income decreased $1.1 million, or 21 percent, in the fourth quarter 2020, primarily as a result of lower interest rates during 2020. As noted previously, net realized and unrealized gains for the fourth quarter 2020 consisted primarily of net unrealized gains on fair value changes of equity securities investments (as noted above), while net realized and unrealized losses for the fourth quarter 2019 included $7.1 million of impairment expenses related to long-lived assets, partially offset by net gains from sale of securities investments and fair value changes of equity securities investments.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended December 31,
	2020	2019	% Change

Non-commercial:
Domestic	239.7	149.1	61%
International	35.7	24.1	48%
Commercial:
Domestic	58.1	54.7	6%
International	7.7	7.4	4%
Total direct title revenues	341.2	235.3	45%

Direct title revenues increased as a result of overall improvements in commercial and non-commercial revenues, primarily driven by increased transactions during the fourth quarter 2020 compared to the prior year quarter. Domestic non-commercial revenues increased $90.6 million, or 61 percent, as a result of higher purchase and refinancing residential closed orders from both existing and newly acquired title offices. Domestic commercial revenues improved $3.4 million, or 6 percent, due to increased transaction size and volume. Total international revenues increased $11.9 million, or 38 percent, primarily due to higher volumes in our Canadian and European operations. Domestic commercial fee per file in the fourth quarter 2020 was approximately $12,900, an improvement of 6 percent from the fourth quarter 2019; while domestic residential fee per file was approximately $2,000, or 4 percent lower than the prior year quarter, primarily due to a higher mix of refinancing compared to purchase transactions.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended December 31,
	2020	2019	% Change

Operating revenues	38.0	6.7	464%
Net realized losses	-	(4.6)	100%
Pretax loss	(11.0)	(16.5)	33%

The segment's operating revenues increased from the prior year quarter as a result of 2020 acquisitions, which generated $34.5 million in the fourth quarter 2020. Revenues from our capital markets search and home equity valuation services operations declined $3.2 million, or 48 percent, due to significantly lower customer orders. Net realized losses in the fourth quarter 2019 were primarily related to impairments of long-lived assets. Pretax results for ancillary services operations, including acquisitions, improved $0.5 million, or 48 percent, in the fourth quarter 2020 compared to the prior year quarter. Net expenses attributable to parent company and corporate operations for the fourth quarter 2020 were approximately $10.4 million, which included costs related to charitable contributions, increased employee vacation carryover, and third-party strategic consulting; while net expenses for the fourth quarter 2019 were approximately $10.9 million, which included reorganization severance expenses, executive insurance policy settlement costs, charitable contributions and asset impairment charges.

Expenses
Total employee costs and other operating expenses related to operations of new acquisitions were $20.6 million and $34.0 million, respectively, for the fourth quarter 2020. Excluding these acquisitions, total employee costs increased $9.6 million, or 6 percent, in the fourth quarter 2020 compared to the prior year quarter, primarily due to higher incentive compensation on improved overall operating results, partially offset by lower severance expenses. As a percentage of total operating revenues, consolidated employee costs for the fourth quarter 2020 improved to 25.3 percent from 30.1 percent in the fourth quarter 2019.

Excluding acquisitions, other operating expenses increased $1.9 million, or 2 percent, in the fourth quarter 2020 compared to the prior year quarter. This increase primarily resulted from higher outside title search, attorney fee split and premium tax expenses on higher title revenues, and increased third-party consulting, partially offset by lower insurance, travel and office closure expenses. As a percentage of total operating revenues, consolidated other operating expenses for the fourth quarter 2020 was 17.9 percent compared to 18.4 percent in the fourth quarter 2019.

Other
Net cash provided by operations was $134.9 million in the fourth quarter 2020, compared to $59.1 million in the prior year quarter. The increased cash from operations was primarily driven by the higher net income and lower payments on accounts payables, partially offset by lower collections on accounts receivable.

Fourth quarter Earnings Call
Stewart will hold a conference call to discuss the fourth quarter 2020 earnings at 8:30 a.m. Eastern Time on Thursday, February 11, 2021. To participate, dial (866) 342-8591 (USA) and (203) 518-9713 (International) - access code STCQ420. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 11:00 a.m. Eastern Time on February 11, 2021 until midnight on February 18, 2021, by dialing (800) 283-7928 (USA) or (402) 220-0866 (International) - the access code is also STCQ420.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2020	2019	2020	2019
Revenues:
Title revenues:
Direct operations	341,241	235,259	1,037,852	869,457
Agency operations	349,008	270,705	1,151,030	970,540
Ancillary services	38,048	6,748	82,621	37,456
Total operating revenues	728,297	512,712	2,271,503	1,877,453
Investment income	4,077	5,164	18,607	19,795
Net realized and unrealized gains (losses)	4,357	(7,970)	(1,678)	42,760
	736,731	509,906	2,288,432	1,940,008
Expenses:
Amounts retained by agencies	285,342	222,670	944,480	799,229
Employee costs	184,377	154,206	613,195	567,173
Other operating expenses	130,184	94,318	375,188	345,347
Title losses and related claims	46,625	28,891	115,224	84,423
Depreciation and amortization	5,780	5,068	19,216	22,526
Interest	550	972	2,624	4,341
	652,858	506,125	2,069,927	1,823,039
Income before taxes and noncontrolling interests	83,873	3,781	218,505	116,969
Income tax expense	(19,540)	(717)	(48,833)	(26,695)
Net income	64,333	3,064	169,672	90,272
Less net income attributable to noncontrolling interests	4,660	3,095	14,767	11,657
Net income (loss) attributable to Stewart	59,673	(31)	154,905	78,615

Net earnings per diluted share attributable to Stewart	2.22	0.00	6.22	3.31
Diluted average shares outstanding (000)	26,908	23,619	24,913	23,753

Selected financial information:
Net cash provided by operations	134,945	59,070	275,806	166,359
Other comprehensive income	8,346	2,039	19,721	22,072

Monthly Domestic Order Counts:
Opened Orders 2020:	Oct	Nov	Dec	Total	Closed Orders 2020:	Oct	Nov	Dec	Total
Commercial	1,448	1,366	1,653	4,467	Commercial	1,335	1,355	1,796	4,486
Purchase	24,787	20,996	20,051	65,834	Purchase	19,086	16,601	19,719	55,406
Refinancing	27,726	25,596	27,424	80,746	Refinancing	22,954	20,221	21,682	64,857
Other	590	524	461	1,575	Other	431	439	408	1,278
Total	54,551	48,482	49,589	152,622	Total	43,806	38,616	43,605	126,027

Opened Orders 2019:	Oct	Nov	Dec	Total	Closed Orders 2019:	Oct	Nov	Dec	Total
Commercial	1,407	1,377	1,820	4,604	Commercial	1,281	1,203	1,976	4,460
Purchase	18,950	14,941	13,884	47,775	Purchase	14,300	12,235	13,690	40,225
Refinancing	15,848	12,726	11,365	39,939	Refinancing	11,549	9,602	10,307	31,458
Other	443	289	185	917	Other	292	176	199	667
Total	36,648	29,333	27,254	93,235	Total	27,422	23,216	26,172	76,810

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS AT DECEMBER 31 (In thousands of dollars)

	2020	2019
Assets:
Cash and cash equivalents	432,683	330,609
Short-term investments	20,678	23,527
Investments in debt and equity securities, at fair value	684,387	645,039
Receivables – premiums from agencies	34,507	26,405
Receivables – other	58,112	50,067
Allowance for uncollectible amounts	(4,807)	(4,469)
Property and equipment, net	51,671	50,461
Operating lease assets, net	106,479	99,028
Title plants	72,863	72,627
Goodwill	431,477	248,890
Intangible assets, net of amortization	37,382	4,623
Deferred tax assets	4,330	4,407
Other assets	48,813	41,571
	1,978,575	1,592,785
Liabilities:
Notes payable	101,773	110,632
Accounts payable and accrued liabilities	225,180	126,779
Operating lease liabilities	119,089	113,843
Estimated title losses	496,275	459,053
Deferred tax liabilities	23,852	28,719
	966,169	839,026
Stockholders' equity:
Common Stock and additional paid-in capital	301,937	188,279
Retained earnings	688,819	564,392
Accumulated other comprehensive income (loss)	17,022	(2,699)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,005,112	747,306
Noncontrolling interests	7,294	6,453
Total stockholders' equity	1,012,406	753,759
	1,978,575	1,592,785
Number of shares outstanding (000)	26,728	23,709
Book value per share	37.60	31.52

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	December 31, 2020			December 31, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	690,249	38,048	728,297	505,964	6,748	512,712
Investment income	4,077	-	4,077	5,164	-	5,164
Net realized and unrealized gains (losses)	4,357	-	4,357	(3,352)	(4,618)	(7,970)
	698,683	38,048	736,731	507,776	2,130	509,906
Expenses:
Amounts retained by agencies	285,342	-	285,342	222,670	-	222,670
Employee costs	175,682	8,695	184,377	144,882	9,324	154,206
Other operating expenses	92,230	37,954	130,184	86,354	7,964	94,318
Title losses and related claims	46,625	-	46,625	28,891	-	28,891
Depreciation and amortization	3,929	1,851	5,780	4,662	406	5,068
Interest	-	550	550	-	972	972
	603,808	49,050	652,858	487,459	18,666	506,125
Income (loss) before taxes	94,875	(11,002)	83,873	20,317	(16,536)	3,781

Year ended:	December 31, 2020			December 31, 2019
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	2,188,882	82,621	2,271,503	1,839,997	37,456	1,877,453
Investment income	18,607	-	18,607	19,795	-	19,795
Net realized and unrealized (losses) gains	(2,188)	510	(1,678)	(2,744)	45,504	42,760
	2,205,301	83,131	2,288,432	1,857,048	82,960	1,940,008
Expenses:
Amounts retained by agencies	944,480	-	944,480	799,229	-	799,229
Employee costs	587,316	25,879	613,195	540,687	26,486	567,173
Other operating expenses	296,173	79,015	375,188	304,278	41,069	345,347
Title losses and related claims	115,224	-	115,224	84,423	-	84,423
Depreciation and amortization	15,230	3,986	19,216	19,971	2,555	22,526
Interest	-	2,624	2,624	1	4,340	4,341
	1,958,423	111,504	2,069,927	1,748,589	74,450	1,823,039
Income (loss) before taxes	246,878	(28,373)	218,505	108,459	8,510	116,969

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and other non-operating costs, which primarily include merger expenses, cost initiative severance expenses, office closure costs and insurance settlement expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and year ended December 31, 2020 and 2019 (dollars in millions, except share and per share amounts).

	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2020	2019	% Change	2020	2019	% Change

Total revenues	736.7	509.9		2,288.4	1,940.0
Less: Net realized and unrealized gains (losses)	4.4	(8.0)		(1.7)	42.8
Adjusted revenues	732.3	517.9	41%	2,290.1	1,897.2	21%

Net income attributable to Stewart	59.7	-		154.9	78.6
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses*	(4.4)	8.0		1.7	(42.8)
FNF merger-related expenses	-	0.1		-	6.8
Severance expenses	-	6.5		2.8	6.5
Office closure costs	-	5.9		-	6.6
Executive insurance policy settlement	-	2.2		-	2.2
Large escrow losses	-	1.7		-	1.7
Other non-operating charges	-	2.1		-	2.1
Net tax effects of non-GAAP adjustments	1.0	(5.9)		(1.1)	3.7
Non-GAAP adjustments, after taxes	(3.3)	20.6		3.4	(13.2)
Adjusted net income attributable to Stewart	56.4	20.6	174%	158.3	65.4	142%

Diluted average shares outstanding (000)	26,908	23,773		24,913	23,753
Adjusted net income per share	2.09	0.87		6.35	2.75

*Net realized and unrealized gains for the year ended December 31, 2019 included the $50.0 million FNF merger termination fee.

CONTACT: Nat Otis, SVP - Finance/Investor Relations, (713) 625-8360